UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
September 16, 2008
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BROADPOINT SECURITIES GROUP, INC.
(Exact name of registrant as specified in its charter)
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New York
(State or other jurisdiction of incorporation)

0-14140
(Commission File Number)

22-2655804
(IRS Employer Identification No.)

One Penn Plaza
New York, New York
(Address of Principal Executive Offices)

10119
(Zip Code)

(212) 273-7100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On September 16, 2008, Broadpoint Securities Group, Inc. and its affiliates (the “Company”) agreed to a settlement and resolution (the “Settlement”) with Imperial Capital Group, LLC and its affiliates (“Imperial”) of claims in connection with the arbitration proceeding brought by Imperial before the Financial Industry Regulatory Authority (“FINRA”) against the Company and individuals who are former employees of Imperial (the “Litigation”).

The Litigation arose in connection with the hiring by the Company’s subsidiary, Broadpoint Capital, Inc. (“Broadpoint”) of Tim O’Connor, the Head of the Investment Banking Division of Broadpoint and nine other former employees of Imperial. Imperial alleged various causes of action against Broadpoint and certain of the former employees based upon alleged violations of restrictive covenants in employee contracts relating to the non-solicitation of employees and clients. Imperial claimed damages in excess of $100 million. Concurrent with the filing of the Litigation, Imperial sought and obtained a temporary restraining order in New York State Supreme Court, pending the conclusion of the FINRA arbitration hearing, enjoining Broadpoint from disclosing or making use of any confidential information of Imperial, recruiting or hiring any employees of Imperial and seeking or accepting as a client any client of Imperial, except those clients for whom any of the hired individuals had provided services as a registered representative while employed by Imperial. On April 17, 2008, Broadpoint, the other respondents, and Imperial entered into a settlement whereby Imperial’s claims for injunctive relief were withdrawn and it was agreed the temporary restraining order would be vacated (the “Partial Settlement”).

The Settlement resolves all remaining claims among the parties asserted in the Litigation. In particular, in exchange for a $500,000 payment from Broadpoint, Imperial has released its claims against the respondents.  In addition, the respondents have released the claims and defenses raised by them against Imperial in the Litigation (including third-party claims asserted against Imperial by Tim O'Connor), and the FINRA case has been dismissed. The terms and conditions of the Partial Settlement remain in effect.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                BROADPOINT SECURITIES GROUP, INC.

                By:  /s/ Robert I. Turner
                Name:  Robert I. Turner
                Title:  Chief Financial Officer

Dated: September 22, 2008